Exhibit 99.1

Ocean Power Technologies Announces Financial Results for Third Quarter Fiscal 2025

Reports Record Backlog and Reduces Cash Used in Operating Activities by 59%

MONROE TOWNSHIP, N.J., March 18, 2025 - Ocean Power Technologies, Inc. (“OPT” or “the Company”) (NYSE American: OPTT), today announced financial results for the second quarter ended January 31, 2025 (Q3FY25).

Q3FY25 Financial Highlights

●	Backlog: $7.5 million, compared to the $3.3 million for the same period last year.

○	Primarily driven by our previously announced new partner in Latin America which includes an initial $2.0 million of purchase orders for our Next Generation PowerBuoys® and $3.0 million of WAM-V® purchase orders.

●	Revenue: $0.8 million, compared to $1.8 million for the same period last year.

●	Operating expenses: $6.1 million, compared to $8.6 million for the same period last year, a reduction of 29%, including reduced external expenditures leading to a material reduction in third party spend.

●	Loss Before Income Taxes: $6.7 million, compared to $7.8 million in the prior year period.

●	Cash Used in Operating Activities: $3.7 million, compared to $9.2 million in the prior year period, representing a significant decrease in cash used in operating activities year over year.

Recent Business and Operational Highlights

●	In March 2025, we participated in National Defense Industrial Association – Pacific Operations Support Team (NDIA POST), an event that focuses on supporting defense contractors and stakeholders in the Pacific region, where we discussed opportunities for increasing the utilization of OPT assets in the Pacific. By engaging with NDIA POST, Ocean Power Technologies should benefit from enhanced visibility, potential partnerships, and access to government contracts, all of which would drive growth and expansion in the defense sector.

●	In March 2025, we further strengthened our sales team with the addition of a dedicated sales executive focused on driving growth within the Department of Homeland Security (DHS), Department of Defense (DOD), and other key government contracting sectors. This strategic hire reinforces our commitment to expanding our presence in these critical markets. As part of our ongoing efforts to accelerate the adoption of our cutting-edge technology, the new sales executive will leverage his extensive industry expertise to build and cultivate strong relationships with key government agencies. This addition to our team will also ensure that OPT’s innovative solutions are aligned with the evolving priorities of government entities, driving our planned growth initiatives and supporting national security and infrastructure resilience.

●	In February 2025, we participated in NAVDEX in Abu Dhabi alongside Remah International Group (“RIG”), a UAE-based company specializing in both military and civilian services. This collaboration follows OPT’s appointment of RIG as our exclusive distributor for defense and security solutions in the UAE in late 2024. At NAVDEX, OPT and RIG conducted live demonstrations of the WAM-V® Unmanned Surface Vehicles (“USVs”), showcasing their advanced capabilities, such as underwater sensor integration and compatibility with aerial drones. Additionally, we exhibited our Next Generation PowerBuoy® and AI-enabled Merrows™ system. These demonstrations highlight OPT’s leadership in autonomous ocean security solutions and are expected to accelerate the adoption of AI-driven, persistent maritime technologies in the region. We are strategically positioned to pursue multiple opportunities in the UAE and the broader Middle East, aligning with the region’s growing focus on autonomous defense solutions. Our participation in NAVDEX emphasized how our technologies advance both Intelligence, Surveillance, and Reconnaissance (ISR) capabilities and kinetic readiness, supporting autonomous ocean security operations and enhancing real-time situational awareness. This includes offering drone and swarming capabilities across various domains, including maritime missions.

●	In January 2025 we completed a major set of exercises in California and successfully demonstrated the autonomous capability of the WAM-V to provide offshore survey capabilities for multiple days without needing to return to base. During the exercises, the WAM-V® 22 operated for several days while hosting a complete seabed survey payload providing real time hydrographic and survey data collection. This multi-day operational capability is designed to offer greater persistence at sea while hosting an array of offshore instrumentation for longer and more power intensive requirements. This groundbreaking milestone for OPT demonstrated how WAM-Vs can now be deployed for multiple days in over the horizon operations. This opens up entirely new operating approaches for our customers, leading to enhanced efficiencies and opens new markets for OPT.

●	In December 2024, we announced a new partnership in Latin America, accompanied by two purchase orders totalling $5 million in commitments. These purchase orders encompass both our Next Generation PowerBuoys® and WAM-V® Unmanned Surface Vehicles (USVs). The WAM-V USVs will be deployed for hydrographic applications, leveraging their adaptability and reliability to deliver versatile, multi-application solutions for our customers. Additionally, the PowerBuoys®, which harness a combination of wave, solar, and wind power generation, will enable customers to integrate permanent monitoring and marine intelligence solutions into the existing roaming capabilities we have begun deploying in the region. This strategic partnership highlights the increasing demand for Ocean Power Technologies’ innovative solutions and reinforces our position as a leader in the maritime artificial intelligence robotics sector.

Philipp Stratmann, OPT’s CEO and President, stated “I am incredibly proud of the significant progress Ocean Power Technologies achieved this quarter, reinforcing our commitment to innovation and global expansion. Highlights include our participation at NAVDEX 2025 in Abu Dhabi, the successful completion of multi-day offshore exercises in California, and sustained momentum in Latin America — all showcasing our ability to deliver AI-capable, resident, and persistent maritime technologies. Notably, we achieved a significant reduction in cash used in operating activities, a reflection of our strategic focus on operational efficiency. These accomplishments were made despite a challenging macroeconomic and political environment, marked by uncertainty surrounding the recent election and subsequent transition period, which slowed decision-making processes and delayed project activity across key sectors.” Stratmann continued, “Looking ahead, we remain confident that we will regain momentum, accelerate the conversion of backlog to revenues, and continue executing on our strategic priorities — advancing autonomous ocean security solutions and leveraging AI-powered maritime technologies to meet the evolving needs of our global customers.”

FINANCIAL HIGHLIGHTS

Income Statement:

●	Revenues for Q3 FY25 were $0.8 million, a 54% decrease compared to the prior year, while year-to-date revenues totaled $4.5 million, reflecting a 15% increase year-over-year. Trailing twelve-month revenue as of January 31, 2025, reached $6.1 million — up 24% from $4.9 million for the same period ending January 31, 2024, and an 80% increase from $2.5 million as of January 31, 2023.

●	Operating expenses for Q325 and year to date fiscal 2025 were $6.1 million and $15.7 million, respectively, a decrease of 29% and 36%, respectively, as compared to the prior year comparable periods, reflecting previously disclosed restructuring and streamlining activities.

●	Loss before income taxes for Q325 and year to date fiscal 2025 was $6.7 million and $15.1 million, respectively, a decrease of 15% and 32%, as compared to the prior year. The year-over-year decrease in net loss was primarily driven by the decrease in operating expenses noted above.

Balance Sheet and Cash Flow

●	Combined cash, restricted cash, cash equivalents and short-term investments as of January 31, 2025, was $10.2 million, as compared to $3.3 million at April 30th, 2024.

●	Net cash used in operating activities for the nine months ended Q325 was $14.6 million, compared to $24.7 million for the same period in the prior year. This improved cash flow reflects the decrease in operating expenses noted above, partially offset by the payment of the earnout related to our autonomous vehicles business acquisition due to the business exceeding expectations

INDIVIDUAL MEETING INFORMATION

In an effort to increase relations with institutional investors, OPT management has dedicated time to hosting individual meetings with portfolio managers and analysts. If you are interested in scheduling a meeting with OPT management, please contact:

●	Email: InvestorRelations@oceanpowertech.com, or

●	Call: 609-730-0400 x401

ABOUT OCEAN POWER TECHNOLOGIES

OPT provides intelligent maritime solutions and services that enable safer, cleaner, and more productive ocean operations for the defense and security, oil and gas, science and research, and offshore wind markets, including Merrows™, which provides AI capable seamless integration of Maritime Domain Awareness Systems across platforms. Our PowerBuoy® platforms provide clean and reliable electric power and real-time data communications for remote maritime and subsea applications. We also provide WAM-V® unmanned surface vehicles (USV’s) and marine robotics services. The Company’s headquarters is located in Monroe Township, New Jersey and has an additional office in Richmond, California. To learn more, visit www.OceanPowerTechnologies.com.

Forward-Looking Statements

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the U.S. Securities and Exchange Commission for further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release or to provide further interim updates in the future.

CONTACT INFORMATION

Investors: 609-730-0400 x401 or InvestorRelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(in $000’s, except share data)

	January 31, 2025	April 30, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,026	$3,151
Accounts receivable, net	1,626	796
Contract assets	478	18
Inventory	3,949	4,831
Other current assets	752	1,747
Total current assets	16,831	10,543
Property and equipment, net	3,589	3,443
Intangibles, net	3,523	3,622
Right-of-use assets, net	1,772	2,405
Restricted cash, long-term	154	154
Goodwill	8,537	8,537
Total assets	$34,406	$28,704
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$637	$3,366
Earnout payable	350	1,130
Accrued expenses	2,240	1,787
Right-of-use liabilities, current portion	1,115	774
Contract liabilities	—	302
Total current liabilities	4,342	7,359
Deferred tax liability	203	203
Right-of-use liabilities, less current portion	950	1,798
Total liabilities	5,495	9,360
Commitments and contingencies (Note 14)	—	—
Shareholders’ Equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares, none issued or outstanding; 100,000 designated as Series A	—	—
Common stock, $0.001 par value; authorized 200,000,000 shares, issued 170,790,707 shares and 61,352,731 shares, respectively; outstanding 170,003,230 shares and 61,264,714 shares, respectively	170	61
Treasury stock, at cost; 787,477 and 88,017 shares, respectively	(1,018)	(369)
Additional paid-in capital	352,468	327,276
Accumulated deficit	(322,664)	(307,579)
Accumulated other comprehensive loss	(45)	(45)
Total shareholders’ equity	28,911	19,344
Total liabilities and shareholders’ equity	$34,406	$28,704

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations

(in $000’s, except per share data)

	Three months ended January 31,		Nine months ended January 31,
	2025	2024	2025	2024

Revenues	$825	$1,792	$4,545	$3,953
Cost of revenues	628	979	3,106	1,989
Gross margin	197	813	1,439	1,964

Operating expenses	6,072	8,551	15,702	24,648
Gain from change in fair value of consideration	—	(33)	—	(117)
Operating loss	(5,875)	(7,705)	(14,263)	(22,567)

Interest income, net	6	151	13	760
Other income (expense), net	(13)	—	4	—
Loss on disposition of assets	—	(210)	—	(210)
Loss on extinguishment of debt	(838)	—	(838)	—
Foreign exchange gain (loss)	—	1	(1)	2
Loss before income taxes	(6,720)	(7,763)	(15,085)	(22,015)
Income tax benefit	—	1,254	—	1,254
Net loss	(6,720)	(6,509)	(15,085)	(20,761)
Basic and diluted net loss per share	$(0.04)	$(0.11)	$(0.13)	$(0.35)
Weighted average shares used to compute basic and diluted net loss per common share	147,543,452	58,865,898	112,630,443	58,790,160

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in $000’s)

Unaudited

	Nine months ended January 31,
	2025	2024

Cash flows from operating activities:
Net loss	$(15,085)	$(20,761)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of fixed assets	610	286
Foreign exchange (loss)/gain	(1)	2
Loss on disposal of property and equipment	111	—
Amortization of intangible assets	99	114
Noncash lease expense	633	388
Accretion of discount on investments	—	(277)
Change in contingent consideration liability	—	(117)
Share-based compensation	1,331	803
Loss on extinguishment of debt	838	—
Loss on disposition of assets	—	210
Changes in operating assets and liabilities:
Accounts receivable	(830)	120
Contract assets	(460)	(129)
Inventory	366	(2,416)
Other assets	996	(2,933)
Accounts payable	(2,731)	512
Earnout payable	(150)	(500)
Accrued expenses	453	894
Right-of-use liabilities	(506)	(397)
Contract liabilities	(302)	(510)
Net cash used in operating activities	$(14,628)	$(24,711)
Cash flows from investing activities:
Redemptions of short-term investments	—	31,625
Purchases of short-term investments	—	(7,935)
Purchases of property and equipment	(350)	(1,224)
Net cash (used in)/provided by investing activities	$(350)	$22,466
Cash flows from financing activities:
Cash paid for tax withholding related to shares withheld	$(649)	(13)
Proceeds from on convertible notes	3,171	—
Proceeds from issuance of common stock - At The Market offering, net of issuance costs	16,880	$29
Proceeds from issuance of common stock - Capital Raise, net of issuance costs	2,451
Net cash provided by financing activities	$21,853	$16
Net increase (decrease) in cash, cash equivalents and restricted cash	$6,875	$(2,229)
Cash, cash equivalents and restricted cash, beginning of period	$3,305	$7,103
Cash, cash equivalents and restricted cash, end of period	$10,180	$4,874

Supplemental disclosure of noncash investing and financing activities:
Common stock issued related to bonus and earnout payments	$630	$1,250
Common stock issued related to conversion of convertible debt	15	—
Operating right of use asset obtained in exchange for operating lease liability	—	1,247